Exhibit 4.8

FOURTH AMENDMENT TO THE

TUCSON ELECTRIC POWER COMPANY

401(k) PLAN

Tucson Electric Power Company (the “Company”) maintains the Tucson Electric Power Company 401(k) Plan (the “Plan”). The Plan was most recently amended and restated in its entirety effective as of January 1, 2015. The Plan was subsequently amended on three separate occasions. By this instrument, the Company intends to amend the Plan as set forth below.

1.            This Fourth Amendment shall be effective as of December 31, 2020.

2.            This Fourth Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended by this Fourth Amendment shall continue in full force and effect. Notwithstanding the foregoing, this Fourth Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and the intent of this Fourth Amendment.

3.            Section 1.2(u) (Definitions – “Eligible Employee”) of the Plan is hereby amended and restated to read as follows:

(u)            “Eligible Employee” shall mean, effective as of July 12, 2010 with respect to Employees hired on or after July 12, 2010 and effective as of July 26, 2010 for Employees hired prior to July 12, 2010, every Employee of the Company, including Employees represented by the Union, except the following Employees shall be excluded: (i) Employees covered by a collective bargaining agreement between the Company and any collective bargaining representative (as defined in Section 770l(a)(46) of the Code) if retirement benefits were the subject of good faith bargaining between such representative and the Company, unless the Employee is a member of a group of Employees to whom this Plan has been extended by a collective bargaining agreement between the Company and its collective bargaining representative, (ii) “leased employees” (as such term is defined in Section 414(n) of the Code), (iii) employees required to be treated as employed by the Company or a Related Company pursuant to Section 414(o) of the Code, (iv) Employees who are nonresident aliens and receive no United States source income, (v) Employees who are employed by the Company or a Related Company as student interns, and (vi) employees of FortisUS Inc. who are not Transferred Employees.

For purposes of this definition of “Eligible Employee,” and notwithstanding any other provisions of the Plan to the contrary, individuals who are not classified by the Company, in its discretion, as employees under Section 3121(d) of the Code (including, but not limited to, individuals classified by the Company as independent contractors and non-employee consultants) and individuals who are classified by the Company, in its discretion, as employees of any entity other than the Company do not meet the definition of Eligible Employee and are ineligible for benefits under the Plan, even if the classification by the Company is determined to be erroneous, or is retroactively revised. In the event the classification of an individual who is excluded from the definition of Eligible Employee under the preceding sentence is determined to be erroneous or is retroactively revised, the individual shall nonetheless continue to be excluded from the definition of Eligible Employee and shall be ineligible for benefits for all periods prior to the date the Company determines its classification of the individual is erroneous or should be revised. The foregoing sets forth a clarification of the intention of the Company regarding participation in the Plan for any Plan Year, including Plan Years prior to the amendment of this definition of “Eligible Employee.”

4.             Section 1.2 (Definitions) of the Plan is hereby amended by adding the following new definition to the end thereof:

(aaa)        “Transferred Employee” means an Eligible Employee who is transferred to FortisUS Inc. and immediately prior to his/her transfer to FortisUS Inc.: (1) was employed by Tucson Electric Power Company, UNS Electric, Inc., or UNS Gas, Inc. and (2) was a Participant in the Plan. A Transferred Employee shall be subject to the same terms and conditions as are applicable to Eligible Employees of the participating employer that employed the Transferred Employee prior to his/her transfer to FortisUS Inc., including any subsequent modifications to such terms and conditions. This includes, but is not limited to, the limitations on Compensation Deferral Contributions provided for in Section 3.1(a) (Company Contributions – Compensation Deferral Contributions) and the Company Matching Contributions in Section 3.2(b) (Company Contributions – Company Matching Contributions).

5.            Appendix A of the Plan is amended and restated in its entirety to read as attached as Exhibit 1 hereto.

IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed by its duly authorized representative and the Union has caused this Fourth Amendment to be executed by the duly authorized representative of Local No. 1116, I.B.E.W. on this ____ day of ____________, 2020.

TUCSON ELECTRIC POWER COMPANY

By:
Its:

INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS LOCAL NO. 1116

By:
Its:

3

Exhibit 1

APPENDIX A

TO THE

TUCSON ELECTRIC POWER COMPANY 401(k) PLAN

As of December 31, 2020

Participating Employers

1. UNS Electric, Inc.

2. UNS Gas, Inc.

3. FortisUS Inc. solely with respect to Transferred Employees

Southwest Energy Solutions was previously a Participating Employer, but such participation ceased as of December 31, 2020.

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